NEWS RELEASE
FOR IMMEDIATE RELEASE                     Exhibit 99.1

CONTACTS:
Investor Relations                                                                                        Trade Relations
203-769-8056                                                                                          Brian Wolfenden
Investorrelations@presstek.com                                                                                Director of Marketing Communications
      (603) 594-8585, ext. 3435
      bwolfenden@presstek.com

PRESSTEK ANNOUNCES $11.2 MILLION IN PROFIT IMPROVEMENT ACTIONS AND EXPECTS RETURN TO POSITIVE ADJUSTED EBITDA IN 2012

Greenwich, CT – November 14, 2011 – Presstek, Inc. (NASDAQ: PRST), a leading supplier of digital offset printing solutions to the printing and communications industries, today announced $11.2 million in annualized profit improvement actions and expects to return to positive adjusted EBITDA in the first quarter of 2012. The Company also reported financial and operating results for the third quarter ended October 1, 2011.  (See "Information Regarding Non-GAAP Measures”)

Profit Improvement Actions
The Company announced today that a major profit improvement initiative, launched in the third quarter of 2011, is expected to provide $11.2M in 2012 savings. Although second half 2011 earnings will see some improvement from these actions, the majority of the benefits will be realized beginning in the first quarter of 2012.

“We started taking major cost reduction actions during the third quarter of this year to right-size our business to current economic conditions, and this work has continued into the fourth quarter,” said Presstek Chairman, President and Chief Executive Officer, Jeff Jacobson.  “Our goal is to return Presstek to positive adjusted EBITDA beginning in the first quarter of 2012. In total, we expect to reduce our annualized expenses by $11.2 million. The vast majority of these actions will be completed by year-end 2011, and are expected to provide the Company with significantly improved fiscal performance in 2012. While we are making significant cuts in spending in order to put the company on more stable footing going forward, we are not sacrificing our strategic focus on growing our CtP plate and DI portfolio offerings in larger commercial, in-plant, packaging and digital printing operations.”

Third Quarter 2011 financial results
In the quarter, the Company reported total revenue of $26.9 million, a decline of 14.4% from the third quarter of 2010 which was impacted, as expected, by general global economic weakness. Including a $1.4 million reserve against European accounts receivable and $0.4 million in special charges, the Company had an operating loss of $4.7 million in the third quarter of 2011 compared to an operating loss of $1.3 million reported in the 2010 third quarter. Excluding these two items, the operating loss would have been $2.9 million. The decrease from the prior year quarter was driven by lower gross margins resulting from the impact of lower factory production volume and an unfavorable mix in both equipment and consumables revenue. During the third quarter of 2011, the Company incurred a net loss from continuing operations of $5.4 million, or $0.15 per share including $0.4 million of foreign exchange losses. This compared to a net loss from continuing operations of $1.5 million, or $0.04 per share, in the third quarter of 2010.

“As expected, our third quarter revenue was negatively impacted by global economic conditions. Smaller printers were hit especially hard by these issues, and they are a large portion of our customer base,” said Presstek Chairman, President and Chief Executive Officer, Jeff Jacobson. “We continue to be encouraged by a strong pipeline of new opportunities, but customers of all sizes are delaying important investment decisions and conserving cash. During the quarter we recorded our third 75DI sale, the first one in our Asia Pacific Region, and expect to complete installations on two additional units in the fourth quarter. In addition, I am excited to see our open platform CtP plate sales gain traction, as evidenced by a sales increase of 51% in the quarter versus the prior year quarter.”

Total revenue in the third quarter of 2011 was $26.9 million, down $4.5 million from the third quarter of 2010.

•
Equipment revenue was $3.4 million in the third quarter of 2011, a decrease of $1.4 million compared with the same period last year. The decrease was driven by lower volumes of both DI and CtP unit sales.

•
Consumables revenue totaled $18.2 million in the third quarter of 2011, compared with $20.6 million for the same period last year. The decrease, primarily in the U.S., was driven by lower customer consumption due to economic conditions. However, sales of open platform CtP plates increased 51% on a year over year basis.

•
Service revenue was $5.3 million in the third quarter of 2011, a decline of $0.8 million compared to the year-ago quarter.  This decline was primarily due to the continued erosion of the analog service base and a general trend by customers to delay service calls and maintenance to save money in a difficult economy.

Gross margin percent for the third quarter of 2011 was 27.1 % compared to 32.8% in the third quarter of 2010.  The reduction versus the third quarter of 2010 was due primarily to unfavorable product mix in equipment and consumables, lower factory volumes, the impact of a strengthening yen on DI press purchases, and general inflation on raw materials and freight cost.

Operating expenses were $12.0 million in the third quarter, and include the impact of a $1.4 million increase to European distributor receivable reserves. Excluding these reserve increases, adjusted operating expenses declined by $1.1 million, or 9.4% from the third quarter of 2010. The decline in adjusted operating expenses was primarily related to lower equity-based compensation, lower commission expenses and the initial benefits of cost reduction actions.  (See "Information Regarding Non-GAAP Measures”)

Debt net of cash increased $0.7 million during the third quarter of 2011 compared with the second quarter of 2011, ending at $9.8 million. “Strong cash management continues to be our focus across the Company and despite the lower earnings, debt net of cash was better than expected,” said Presstek Executive Vice President and Chief Financial Officer, Jeff Cook. (See "Information Regarding Non-GAAP Measures”)

Outlook
The Company expects fourth quarter 2011 revenue and gross margin dollars to remain relatively stable on a sequential basis, as a seasonal drop in consumables along with the impact on margins of continued low factory volume levels is expected to be offset by higher equipment revenue at improved margins. In addition, the Company expects to report special charges in the fourth quarter in the range of $1.0 million to $1.3 million primarily for employee severance costs associated with the profit improvement actions.  Debt net of cash is expected to increase sequentially by approximately $1.0 million to $2.0 million. (See “Information Regarding Non-GAAP Measures”)

Estimated Form 10-Q filing
The Company is currently completing its analysis of critical accounting estimates related to long-lived assets.  As a result, the Company will be filing a Notice of Late Filing on Form 12b-25 with respect to the Quarterly Financial Report on Form 10-Q.  The Company currently anticipates filing the Form 10-Q within the five-day period afforded by the Rule.

Information Regarding Non-GAAP Measures
In addition to reporting financial results in accordance with generally accepted accounting principles, or GAAP, the Company provides non-GAAP financial measures, including adjusted EBITDA; debt net of cash; and other GAAP measures adjusted for certain charges, which the Company believes are useful to help investors better understand its past financial performance and prospects for the future.  A full reconciliation of GAAP to non-GAAP measures is provided in the financial tables below.  Supplemental financial information has been provided with this release to provide additional details on the Company's performance.

Conference Call and Webcast Information
Management will discuss Presstek's third quarter 2011 results in a conference call on Monday, November 14, 2011 at 10:30 a.m. Eastern Time.  Conference call information is below:

Conference Call Access:
Domestic Dial In: (866) 700-6979
International Dial In: (617) 213-8836
Passcode: 19751350

In addition, for those unable to participate at the time of the call, a rebroadcast will be available following the call from Monday, November 14, 2011 at 1:30 PM Eastern Time until Monday, November 21, 2011 at 11:59 PM Eastern Time.

Rebroadcast Access:
Domestic Dial In: (888) 286-8010

International Dial In: (617) 801-6888
Passcode: 84089838

An archived webcast of this conference call will also be available on the "Investor Events Calendar" page of the Company's web site, www.presstek.com.

About Presstek:
Presstek, Inc. is a leading supplier of digital offset printing solutions to the printing and communications industries.  Presstek’s DI® digital offset solutions bridge the gap between toner and conventional offset printing, enabling printers to cost effectively meet increasing customer demand for high quality, short run color printing with a fast turnaround time while providing improved profit margins. The Company’s CTP portfolio ranges from two-page to eight-page systems, many of which are fully automated.  These systems support Presstek’s line of chemistry-free plates as well as Aeon, a no preheat thermal plate which offers run lengths up to one million impressions. Presstek also offers a range of workflow solutions, pressroom supplies, and reliable service. Presstek is well positioned to support print environments of any size on a worldwide basis. Visit www.presstek.com or call +1.603.595.7000 for more information.
DI is a registered trademark of Presstek, Inc.

“Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995:
Certain statements contained in this News Release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the  expected savings to be realized from the profit improvement initiative; the company’s expectation to return to positive adjusted EBITDA beginning in the first quarter of 2012; the expected fourth quarter financial performance levels; the company’s expectation for the level of debt net of cash during the fourth quarter; and the level of special charges expected in the fourth quarter associated with the profit improvement actions. Such forward-looking statements involve a number of known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, but are not limited to: the severity and length of the current economic downturn,  the impact of the economic downturn on the availability of credit for the Company’s customers, market acceptance of and demand for the Company's products, particularly the 75DI® press, the Company’s ability to execute its profit improvement initiatives  and the cost of  those initiatives, the resulting debt levels after taking into account the Company’s investment in its current product portfolio (particularly the 75DI), the ability of the Company to meet its stated financial and operational objectives, the Company's dependence on its partners (both manufacturing and distribution) and factors that influence the performance of these partners, and other risks and uncertainties detailed in the Company's 2010 Annual Report on Form 10-K and the Company's other reports on file with the Securities and Exchange Commission.  The words "looking forward," "looking ahead," "believe(s)," "should," "may," "expect(s)," "anticipate(s)," "project(s)," "likely," "opportunity," expressions of optimism concerning future events or results, and similar expressions, among others, identify forward-looking statements.   Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made.  The Company undertakes no obligation to update any forward-looking statements contained in this news release.

PRESSTEK, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per-share data)
(Unaudited)
	Three months ended		Nine months ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010
Revenue
Equipment	$3,396	$4,760	$14,744	$15,890
Consumables	18,214	20,584	58,201	62,807
Service and parts	5,290	6,070	17,231	18,815
Total revenue	26,900	31,414	90,176	97,512

Cost of revenue
Equipment	4,422	4,965	16,254	16,312
Consumables	11,078	11,127	32,693	34,088
Service and parts	4,115	5,016	14,040	15,117
Total cost of revenue	19,615	21,108	62,987	65,517

Gross profit	7,285	10,306	27,189	31,995

Operating expenses
Research and development	1,194	1,154	3,379	3,207
Sales, marketing and customer support	5,028	5,302	15,901	16,366
General and administrative	5,063	4,580	13,517	14,712
Amortization of intangible assets	256	204	667	617
Restructuring and other charges	413	412	777	461
Total operating expenses	11,954	11,652	34,241	35,363

Loss from operations	(4,669)	(1,346)	(7,052)	(3,368)
Interest and other expense, net	(696)	8	(1,370)	(848)

Loss from continuing operations before income taxes	(5,365)	(1,338)	(8,422)	(4,216)
Provision(benefit) for income taxes	50	158	231	(331)

Loss from continuing operations	(5,415)	(1,496)	(8,653)	(3,885)
Loss from discontinued operations, net of income taxes	-	-	-	(70)

Net loss	$(5,415)	$(1,496)	$(8,653)	$(3,955)

Loss per share - basic and diluted
Loss from continuing operations	$(0.15)	$(0.04)	$(0.23)	$(0.11)

Weighted average shares outstanding
Weighted average shares outstanding - basic and diluted	37,229	36,908	37,274	36,877

PRESSTEK, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)
(Unaudited)
	October 1,	January 1,
	2011	2011
ASSETS
Current assets
Cash and cash equivalents	$3,293	$4,165
Accounts receivable, net	15,808	18,647
Inventories	27,382	29,143
Other current assets	2,563	1,609
Total current assets	49,046	53,564

Property, plant and equipment, net	19,191	21,156
Intangible assets, net	5,158	4,748
Other noncurrent assets	1,021	1,057

Total assets	$74,416	$80,525

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Line of credit	$13,130	$10,252
Accounts payable	8,345	9,733
Accrued expenses	4,964	6,624
Deferred revenue	5,128	4,643
Total current liabilities	31,567	31,252

Other long-term liabilities	50	95

Total liabilities	31,617	31,347

Stockholders' equity
Preferred stock	-	-
Common stock	373	369
Additional paid-in capital	124,761	122,664
Accumulated other comprehensive loss	(3,344)	(3,517)
Accumulated deficit	(78,991)	(70,338)
Total stockholders' equity	42,799	49,178

Total liabilities and stockholders' equity	$74,416	$80,525

PRESSTEK, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
$000's
(Unaudited)
	Q3 2010	Q2 2011	Q3 2011
Key Units
DI Presses (Excludes QMDI)	11	13	7
CTP Platesetters (Excludes DPM)	13	12	8

Product Revenue - Growth Portfolio
DI Presses (Excludes QMDI)	$3,632	$5,167	$2,573
Presstek Branded DI Plates	4,323	4,088	3,670
Total DI Revenue	7,955	9,255	6,243

Thermal CTP Platesetters (Excludes DPM)	712	716	447
Thermal CTP Plates	3,613	3,740	3,613
Total CTP Revenue	4,325	4,456	4,060

Total Product Revenue - Growth	12,279	13,711	10,303

Product Revenue - Traditional Portfolio
QMDI Platform	2,989	2,369	1,879
Polyester CTP Platform	3,019	2,709	2,483
Other DI Plates	997	1,090	1,033
Conventional/Other	6,339	5,929	6,034
Total Product Revenue - Traditional	13,343	12,098	11,429

Gross Product Revenue	25,623	25,809	21,732

Installation Transfer	(278)	(327)	(122)

Net Product Revenue	25,344	25,482	21,610

Service Revenue	6,070	5,913	5,290

Total Revenue	$31,414	$31,395	$26,900

Gross Product Revenue Components %
Growth	47.9%	53.1%	47.4%
Traditional	52.1%	46.9%	52.6%

Geographic Revenues (Origination)
North America	$24,165	$25,059	$20,366
Europe	7,249	6,335	6,535
Consolidated	$31,414	$31,395	$26,900

Gross Margin
Equipment	-4.3%	-0.6%	-30.2%
Consumables	45.9%	46.1%	39.2%
Service	17.4%	19.1%	22.2%
Consolidated	32.8%	31.7%	27.1%

Operating Expenses excluding Special Charges
Total Operating Expenses	$11,652	$11,112	$11,954
less: Restructuring and Other Charges	412	48	413
less: Goodwill Impairment	0	0	0
Operating Expenses excluding Special Charges (a)	$11,240	$11,064	$11,541

Adjusted EBITDA
Net income (loss) from continuing operations	$(1,496)	$(1,698)	$(5,415)
Add back:
Interest	248	281	293
Tax charge (benefit)	158	183	50
Depreciation and amortization	1,261	1,215	1,263
Impairment / Other non-cash charges	-	-	1,399
Non cash portion of equity compensation	719	373	242
Restructuring and other charges	412	48	413
Adjusted EBITDA (a)	$1,302	$402	$(1,755)

Working Capital
Total current assets	$58,206	$54,389	$49,046
Current liabilities	32,573	32,454	31,567
Working capital	25,633	21,935	17,479
Add back short-term debt
Current portion of long-term debt	-	-	-
Line of credit	9,424	12,897	13,130
Working capital excluding debt (a)	$35,057	$34,832	$30,609

Debt net of cash
Current portion of long-term debt	$-	$-	$-
Line of credit	9,424	12,897	13,130
Total debt	9,424	12,897	13,130
Cash	2,549	3,720	3,293
Debt net of cash	$6,875	$9,177	$9,837

Days Sales Outstanding	65	50	47

Days Inventory Outstanding	87	83	95

Capital Expenditures	$124	$95	$74

Employees	501	485	459

a.   Operating expenses excluding special charges, Adjusted EBITDA [earnings before interest, taxes, depreciation, amortization and restructuring and other non-recurring charges (credits)]; and Working capital excluding debt are not measures of performance under accounting principles generally accepted in the United States of America ("GAAP") and should not be considered alternatives for, or in isolation from, the financial information prepared and presented in accordance with GAAP.  Presstek's management believes that Adjusted EBITDA and Operating expenses excluding special charges provide meaningful supplemental information regarding Presstek's current financial performance and prospects for the future.   Presstek's management believes that Working capital excluding debt, provides meaningful supplemental information regarding Presstek's ability to meet its current liability obligations. Presstek believes that both management and investors benefit from referring to these non-GAAP measures in assessing the performance of Presstek's ongoing operations and liquidity, and when planning and forecasting future periods.  These non-GAAP measures also facilitate management's internal comparisons to Presstek's historical operating results and liquidity.  Our presentations of these measures, however, may not be comparable to similarly titled measures used by other companies.  Reconciliations of these measures to GAAP are included in the tables above.

PRESSTEK, INC.
Reconciliation of GAAP amounts to Non-GAAP amounts
(Dollar amounts in thousands)

	Three months ended
	October 1, 2011	October 2, 2010

Operating Expenses	$11,954	$11,652
Add Back:
Reserve adjustment	(1,399)

Operating loss excluding reserve adjustment	$10,555	$11,652